Exhibit 10.4

AMENDMENT NO. 3 (This "Amendment"), dated as of September 22, 2014 (the "Amendment Effective Date"), to that Employment Agreement dated March 2, 2009, as amended (the "Agreement"), by and between David J. Pecker (the "Executive") and American Media, Inc. (successor-in-interest to American Media Operations, Inc.) the "Company").

WHEREAS, the Company and the Executive entered into the Agreement; and

WHEREAS, in accordance with Section 11(b) of the Agreement, the Company and the Executive now wish to amend and revise the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereto agree as follows:

1.    Section 1 of the Agreement is hereby deleted and the following substituted therefore:

“1.    Term of Employment. Subject to the provisions of Section 7 of this Agreement at all times, Executive shall be employed by the Company for a period commencing on January 30, 2009 (the ‘Effective Date’) and ending on January 30, 2011 (the ‘Initial Term’); provided that, after the Initial Term, Executive shall be employed by the Company for a period commencing on January 31, 2011 and ending on March 31, 2017 (the ‘Extended Term’); and provided further that, after the Extended Term, this Agreement shall be automatically renewed for an unlimited number of one-year periods commending on April 1 (each an ‘Extension Date’) and ending on March 31 of the following calendar year (each such one-year period, a ‘Subsequent Term’), unless the Company or the Executive provides the other party hereto with sixty (60) calendar days’ prior written notice of non-renewal before the beginning of any Subsequent Term. For the avoidance of doubt, the term ‘Employment Term’ shall include the Initial Term, the Extended Term and any Subsequent Term that occurs pursuant to the preceding sentence.”

2.    The Agreement is hereby amended by adding a new Section 7(h), as follows:

“(h)    In the event Executive’s employment is terminated for any reason, all vested Class A-2 Units of AMI Parent Holdings LLC (the ‘Parent’) or vested Class B Units of Parent held by Executive shall be subject to optional repurchase by Parent pursuant to the procedures set forth in Section 9.2 of the Second Amended and Restated Limited Liability Company Agreement of Parent (or any successor language contained in any successor agreement) (the ‘LLC Agreement’). Unvested Class A-2 Units of Parent and unvested Class B Units of Parent shall be immediately forfeited upon Executive’s termination of employment for any reason. Notwithstanding the foregoing, with respect to any Parent units of any class which have been purchased by Executive, including but not limited to the 28.65 of Class B Units of Parent which Executive purchased for $572,500 on September 8, 2014 (collectively, the ‘Purchased Units’), the following provisions shall apply: (i) upon Executive’s termination of employment for Cause, all vested Purchased Units shall be subject to optional repurchase by Parent pursuant to the procedures set forth in Section 9.2 of the LLC Agreement, except that Parent shall have the option to repurchase such vested Purchased Units at the then current fair market value or the price Executive paid for such vested Purchased Units, (ii) upon Executive’s termination of employment due to resignation without Good Reason, all vested Purchased Units shall be subject to optional repurchase by Parent pursuant to the procedures set forth in Section 9.2 of the LLC Agreement, (iii) upon Executive’s termination of employment for any reason other than as specified in clauses (i) and (ii) above, all vested Purchased Units shall be subject to mandatory repurchase by the Company within 30 days of such termination of employment at the same price paid by Executive for such Purchased Units and (iv) all unvested Purchased Units shall be forfeited for no value upon Executive’s termination of employment for any reason.”

3.    Except as otherwise expressly provided hereunder, all provisions of the Agreement shall remain unchanged and in full force and effect.

4.    This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.

5.    This Amendment may not be altered, modified or amended except by written instrument signed by the parties hereto.

[Remainder of page intentionally left blank]

IN WITNESS WEREOF, the parties hereto have duly executed this Amendment as of the Amendment Effective Date.

AMERICAN MEDIA, INC.

By:	/s/ Eric S. Klee
Name: Eric S. Klee
Title: Senior Vice President

/s/ David J. Pecker
David J. Pecker